Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Marc Holliday

Chief Executive Officer

(212) 594-2700

or

Michelle M. LeRoy

Investor Relations

(212) 594-2700

SL GREEN REALTY CORP. ACQUIRING

$105 MILLION FEE INTEREST IN

28 WEST 44TH STREET

New York, NY– January 25, 2005 – SL Green Realty Corp. (NYSE: SLG) announced today that it has entered into an agreement to acquire the fee interest in 28 West 44th Street, the former headquarters of The New Yorker magazine, for $105 million, or $293 per square foot. The property is being acquired from a Chicago-based real estate investment company. The transaction is expected to close during the first quarter of 2005.

28 West 44th Street is a 21-story, 359,000 square foot building located two blocks from Grand Central Station, and is directly across the street from 19 W. 44th Street, also owned by SL Green. The property is currently 87 percent leased to tenants including the City University of New York, Accel Healthcare, L.L.C. and the American National Standards Institute. The property also contains 15,800 square feet of retail space.

Andrew Mathias, Chief Investment Officer, said, “The acquisition of 28 W. 44th Street increases our market share in the Grand Central submarket from 13 buildings - or approximately 6.8 million square feet. The close proximity of our property at 19 West 44th makes us the dominant landlord in the prestigious 44th Street “Club Row” location. This property features solid in-place cash flow with additional upside to be realized through repositioning and lease up of vacant space.”

The property is being acquired with funds drawn under the Company’s unsecured line of credit.  Thereafter, the Company will evaluate secured financing alternatives.

Brian Ezratty, Vice Chairman of Eastern Consolidated Properties, Inc., acted as the exclusive agent for the seller.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. The Company’s portfolio consists of 28 properties aggregating approximately 17.0 million square feet. SL Green Realty Corp. is the only publicly held REIT that specializes exclusively in this niche geographic market.

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Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.

To be added to the Company’s distribution list, or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.